EXHIBIT 99.1

PC Mall Announces Date of 2012 Annual Stockholder Meeting

EL SEGUNDO, Calif.—(BUSINESS WIRE) —Mar. 12, 2012—PC Mall, Inc. (NASDAQ:MALL) today announced that its Board of Directors has set the close of business on April 27, 2012 as the record date for stockholders entitled to vote at the Company’s 2012 Annual Meeting of Stockholders. The Company expects to hold its Annual Meeting on June 25, 2012.

In addition, the Company announced that the deadline for timely submitting stockholder proposals for potential inclusion in the proxy statement for the 2012 Annual Meeting of Stockholders has been set at April 13, 2012.  In order for a stockholder proposal to be considered for inclusion in the proxy statement, it must be received by the Company on or prior to the close of business on April 13, 2012 (5:00 p.m., PST) at its principal executive offices at 1940 E. Mariposa Ave., El Segundo, California 90245.  Notices of stockholder proposals or director nominations intended to be presented at the 2012 Annual Meeting must also be received on or prior to the close of business on April 13, 2012 (5:00 p.m., PST) at the same address.  These notices and stockholder proposals should be sent to the attention of our General Counsel and Secretary at such address.  Stockholder proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act, if applicable, and any applicable requirements of our bylaws and Delaware law, and may be omitted if not in compliance with all applicable requirements.

The Company plans to file a proxy statement in connection with the 2012 Annual Meeting of Stockholders with the Securities and Exchange Commission.  When completed, the proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 will be sent to stockholders of record and will also be available on the SEC’s website at www.sec.gov and on the Company’s website at www.pcmall.com.

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. PC Mall brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI, eCost and OnSale. In the twelve months ended December 31, 2011, PC Mall generated $1.5 billion in revenue and had over 3,000 employees, over 64% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Source: PC Mall, Inc.

Press Contact:
PC Mall, Inc.
Joe Hayek
Executive Vice President
(310) 354-5600

or

Genesis Select Corporation
Matt Selinger, Partner
(303) 415-0200